Exhibit 99.2

Important Notice Regarding the Availability of Materials JACOBS SOLUTIONS INC. V55542-P17720 You are receiving this communication because you hold common stock in Jacobs Solutions Inc. (“Jacobs”). Jacobs has released informational materials regarding the Amazon Holdco Inc.’s separation from Jacobs and merger with Amentum Parent Holdings LLC, which are now available for your review. This notice provides instructions on how to access Jacobs materials for informational purposes only. The separation will occur by means of a spinoff of a newly formed company named Amazon Holdco Inc., including its assets and liabilities, and will be effected by means of a pro rata distribution of 80.1 percent or more of the outstanding shares of Amazon Holdco Inc. common stock to the holders of Jacobs common stock. Immediately thereafter, Amentum Parent Holdings LLC will merge with and into Amazon Holdco Inc., with Amazon Holdco Inc. surviving the merger. The combined company will be called Amentum Holdings, Inc. The materials consist of the Information Statement, plus any supplements (if any), that Amazon Holdco Inc. has prepared in connection with the separation and merger. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). See the reverse side for instructions on how to access materials.

Materials Available to VIEW or RECEIVE: How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.materialnotice.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. V55543-P17720

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY V55544-P17720

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